Exhibit 10.2

October 21, 2004

Mr. Marc L. Rose
1220 Foxglove Lane
West Chester, PA 19380

Dear Marc:

Protalex is pleased to make you the following offer of employment. We will employ you as our Chief Financial Officer. You are to report directly to me, the Company’s Chief Executive Officer. Your starting date should be on or before November 15th, 2004.

As compensation for your services, you will be paid a monthly salary of $13,750.00, payable in accordance with our customary payroll practices. Additionally, upon your acceptance of this letter, the Board of Directors will authorize the granting to you of options to acquire 100,000 shares of our common stock. These options will vest at a rate of 1/48 per month commencing on the six-month anniversary of your date of employment, retroactive to your date of employment, consistent with the provisions of our Employee Stock Option Plan and is related agreements. The options will have a 10-year term, subject to the terms of the Plan. You will also be granted 15,000 restricted shares of stock in Protalex, Inc. You will, as a member of the executive team, be eligible to participate in the annual executive bonus plan.

In addition to your cash compensation and options as described above, during your employment with the Company, you will be entitled to participate in any life, health, accident, disability, or hospitalization insurance plans, pension plans, or retirement plans as the Board of Directors makes available to the executive employees of Protalex as a group.

Either you or Protalex may terminate your employment at any time on notice to the other, with or without cause; provided, however, that if Protalex terminates your employment without cause, Protalex will pay you monthly 1/12th of your base salary in effect on the date of such termination (the “Severance Payments”) for a period of not more than 12 months, with the first payment being made on the 30th day following the date such termination, and with each subsequent payment being made on the same day of each successive month.

Notwithstanding the foregoing, the Severance Payments shall terminate in the event that you secure new employment with a base salary equal to or greater than your base salary with the Company in effect on the date of your termination. The severance Payments will also terminate if you enter into direct or indirect competition with the Company. If you accept new employment with a base salary less than your base salary in effect as of the date of termination and the severance period has not expired, the Company, in lieu of the remaining Severance Payments to be made, shall pay the difference between the total amount of the remaining Severance Payments due and the total amount of your new salary payable during the remaining applicable severance period.

Within one week following your acceptance of this letter, you agree that you will sign Protalex’s standard form of non-disclosure and invention assignment agreement, a copy of which has been provided to you.

Marc, I think your qualifications and positive attitude make you the ideal candidate for the job. I look forward to working with you as a member of the Protalex team.

If this offer of employment is acceptable to you, please sign the enclosed copy of this letter in the space provided below for your signature and return it to us.

Very truly yours,

PROTALEX, INC.

By:   /s/ Steven H. Kane
       Steven H. Kane
         Chief Executive Officer

Accepted and approved:

/s/ Marc L. Rose
Marc L. Rose